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                      September 29, 2020

       Winnie Wong
       Chief Financial Officer
       Alianza Minerals Ltd.
       325 Howe Street, Suite 410
       Vancouver, British Columbia
       Canada, V6C 1Z7

                                                        Re: Alianza Minerals
Ltd.
                                                            Form 20-F for the
Fiscal Year ended September 30, 2019
                                                            Filed February 18,
2020
                                                            File No. 000-55193

       Dear Ms. Wong:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation